EXHIBIT 99.1


Contact: Donna Nichols, Senior Director, Corporate Communications Agouron Pharmaceuticals, Inc.
              (619) 622-3009                         http://www.agouron.com


                         For Release on November 8, 1996 at 8:00 a.m. e.s.t.


                  AGOURON ADOPTS SHAREHOLDER RIGHTS PLAN

     LA JOLLA, Calif., November 8, 1996 - Agouron Pharmaceuticals, Inc., (Nasdaq-NM: AGPH) today announced that its Board of Directors has adopted a Shareholder Rights Plan for the company. The Rights Plan is designed to enable all shareholders to realize the long term value of their investment in Agouron and to guard against inadequate or unfair takeover attempts.

     The Rights Plan provides for the distribution of one preferred stock purchase ("Right") as a dividend for each share of common stock held of record at the close of business on November 21, 1996. The Rights, which will initially trade with the common stock, become exercisable, at $500.00 per Right, if a third party acquires 15% or more of Agouron's common stock or announces a tender offer which would result in such party owning 15% or more of Agouron's common stock.

     Under certain circumstances involving an acquisition by any person or group holding 15% or more of Agouron's common stock, the Rights permit the holders, excluding the person or group holding 15% or more, to purchase common stock at a 50% discount. In addition, in the event of certain business combinations, the Rights permit purchase of the acquiror's common stock at a 50% discount.

     The Rights expire November 21, 2006. Prior to a 15% acquisition of Agouron's common stock, the Rights can be redeemed for $.001 each by action of the Board of Directors. The Rights distribution will not be taxable to stockholders.

     "The adoption of the Rights Plan is not a response to any current effort to acquire control of Agouron Pharmaceuticals, Inc.," said Peter Johnson, president and chief executive officer of Agouron. "The Rights Plan is not intended to prohibit the acquisition of the company, but to establish certain rights to insure that any unsolicited acquisition, if it were to occur, would be on terms equitable to all stockholders."

                                      -more-

     Agouron Pharmaceuticals, Inc. is a pioneer and leader in the development and application of technologies that enable the atom by atom design of novel synthetic drugs based upon the molecular structures of target proteins which play key roles in human disease. Agouron is currently applying these technologies to the design and development of novel drugs for treatment of cancer, AIDS and other serious diseases.

                                       ###